Exhibit 23.1

KPMG LLP

Aon Center

Suite 5500

200 E. Randolph Street

Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2026, with respect to the consolidated financial statements of Associated Banc-Corp, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

June 2, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.